EXHIBIT 99.1

                      DARDEN REPORTS THIRD-QUARTER RESULTS
                         ANNOUNCES FOURTH-QUARTER CHARGE

ORLANDO, FL - Darden Restaurants today reported that:

   Sales in its third fiscal quarter ended February 23, 1997 were $800.8 million. Earnings after tax were $15.7 million, or 10 cents per share.

   Red Lobster returned to profitability, following an operating loss in the second fiscal quarter.

   The Olive Garden achieved gains in both sales and earnings, and reported its tenth consecutive quarter of same-store sales increases.

   The Company accelerated its buyback of common stock, purchasing 4 million shares in the third quarter and 5 million shares year-to-date.

   The Board of Directors declared the regular 4 cents per share semi-annual dividend, payable May 1, 1997 to shareholders of record April 10, 1997.

   The Board of Directors approved plans to take a $230 million pretax charge in the fourth quarter of fiscal 1997 for a FAS 121 accounting charge and other restructuring actions.

Fourth-quarter Charge

Darden recently completed market optimization studies for Red Lobster and The Olive Garden that assessed the strength of each restaurant location, its financial performance and other factors to determine the optimal number and location of restaurants in major markets. The fourth-quarter pretax charge of $230 million will include a writedown of assets under FAS 121 of about $160 million for operations in both the U.S. and Canada and other restructuring and administrative actions aggregating approximately $70 million. The total cash flow effect is expected to be modestly positive. The purpose of this action is to:

   Write down certain restaurant operating assets to their net realizable value as required under FAS 121.

   Immediately close the Company's poorest performing restaurants in the U.S., including 24 Red Lobster and 12 Olive Garden restaurants. This is in addition to the 10 Red Lobster and 3 Olive Garden restaurants that were closed in the third quarter.

   Provide for a change in the method of operating in Canada from all company-operated restaurants to franchising. Darden's long-term strategy for international operations will be to franchise. The Company will pursue franchising arrangements for its existing 52 Red Lobster and 16 Olive Garden restaurants in Canada with appropriately capitalized and experienced operators.

   Write-off of outdated equipment, including point-of-sale computer systems in the restaurants, to enable more responsive, efficient customer service and store operations.

"Our priority is to deliver a great customer experience, with outstanding food and service in a fun, energetic environment," said Joe Lee, Chairman and Chief Executive Officer. "These actions are designed to help achieve our customer experience goals and improve the profitability of our restaurants."

Division Results

RED LOBSTER'S sales of $475.3 million were down slightly compared to the third quarter last year. Favorable customer reaction to the new menu and service initiatives contributed to traffic gains of almost 4% in the third quarter (up almost 5% adjusted for the Thanksgiving holiday shift), compared to declines of 3% for the industry. A lower average check caused same-store sales in the U.S. to fall 3.6% (2.6% adjusted for the holiday shift). While Red Lobster's operating profits were significantly below the prior year, earnings and profit margin improved over the prior month in each month of the third quarter.

"The repositioning of Red Lobster that began in September clearly reversed the unfavorable trend in traffic," said Jeff O'Hara, President and Chief Operating Officer. "Efforts are underway to further improve store-level operations, give our customers a consistent, superior dining experience, and continue to improve profitability."

THE OLIVE GARDEN delivered positive progress in the third quarter. Operating profits were ahead of the prior year and overall results were on target. Same-store sales in the U.S. increased 0.6% (up 1.6% adjusted for the Thanksgiving holiday shift), marking the tenth consecutive quarter of same-store sales increases. Total sales were up 3% to $323.9 million.

"We continue to improve our food quality, while reducing unnecessary costs," said Brad Blum, President of The Olive Garden. "We are investing in enhanced training to ensure our guests have a dining experience that is full of vitality, energy and fun."

The initial BAHAMA BREEZE restaurant in Orlando celebrated its one-year anniversary with record sales in February. A second restaurant is under construction in Altamonte Springs, Florida and will open in the fourth quarter. Plans are underway to build two to three more restaurants in fiscal 1998.

Nine-Month Results

For the first nine months of fiscal 1997, sales of $2.4 billion were approximately the same as in the prior year, which included $16 million from the discontinued China Coast stores. After-tax earnings were $25.0 million, or 16 cents per share, down from $84.7 million, or 53 cents per share, before unusual items in the prior year. In last year's first quarter, the Company recorded a $44.8 million after-tax restructuring charge ($0.28 per share) to discontinue China Coast. Nine-month earnings including this unusual item were 25 cents per share in fiscal 1996.

Darden Restaurants headquartered in Orlando, Florida, owns and operates Red Lobster, The Olive Garden and Bahama Breeze restaurants.